Exhibit (e)(3)

CONFIDENTIALITY AGREEMENT

     Agreement, dated November 27, 2002, by and between dELiA*s Corp. (“dELiA*s”) and Alloy, Inc. (“Company”).

     1.     In connection with Company’s consideration of a possible transaction involving dELiA*s and Company, Company has requested and will request certain information from dELiA*s.

     2.     As a condition to Company being furnished with information concerning dELiA*s, Company agrees to treat any such information that is furnished to Company by or on behalf of dELiA*s, whether furnished before or after the date of this Agreement and regardless of the manner or form in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by Company at any of its directors, officers, employees, agents, potential financing sources or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of Company’s advisors) (collectively, the “Company Representatives”) to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from any such information (hereinafter collectively referred to as the “dELiA*s Evaluation Material”), in accordance with the provisions of this Agreement. The term “dELiA*s Evaluation Material” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Company or any Company Representative or (ii) was or becomes available to Company on a non-confidential basis from a source other than dELiA*s, provided that such source is not known to Company to be bound by a confidentiality agreement with dELiA,*s or otherwise prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation.

     3.     Company hereby agrees that the dELiA*s Evaluation Material will be used by Company and its directors, officers and employees solely for the purpose of evaluating a possible transaction involving the parties and that such information will be kept confidential by Company and its directors, officers and employees; provided, however, that (a) any of such information may be disclosed to any Company Representatives who need to know such information for the purpose of evaluating any such possible transaction involving the parties (in the case of Company Representatives other than Company’s directors, officers and employees, it being understood that such Company Representatives shall have been advised of this Agreement and shall have agreed to be bound for the benefit of dELiA*s by the provisions hereof) and (b) any disclosure of such information may be made to which dELiA*s consents in writing. In any event, Company shall be responsible for any breach of this Agreement by any of the Company Representatives.

     4.     In addition, without the prior written consent of dELiA*s, Company will not, and will direct the Company Representatives not to, disclose to any person or entity (i) that any dELiA*s Evaluation Material has been made available to it or any of the Company Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction involving the parties or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     5.     In the event that Company or any of the Company Representatives is requested or required (by statute, rule, regulation, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any dELiA*s Evaluation Material, Company agrees to provide dELiA*s with prompt notice of any such request or requirement so that dELiA*s may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that dELiA*s grants a waiver hereunder, Company or such Company Representative may furnish that portion of the dELiA*s Evaluation Material which Company or such Company Representative is compelled to disclose and, upon dELiA*s’ request and at its expense, will exercise reasonable best efforts to obtain reliable assurances that confidential treatment will be accorded any dELiA*s Evaluation Material so furnished. In any event, Company will not oppose action by dELiA*s to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the dELiA*s Evaluation Material.

     6.     Company understands and acknowledges that any and all information contained in the dELiA*s Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the dELiA*s Evaluation Material. Company agrees that none of dELiA*s or any of its affiliates (as that term is defined in Rule 405 under the Securities Act of 1933, as amended), directors, officers, employees, agents, potential financing sources or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of advisors) shall have any liability to Company or any Company Representative relating to or resulting from the use of the dELiA*s Evaluation Material. It is understood that the scope of any representations and warranties to be given by dELiA*s will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions involving the parties progress to such a point.

     7.     All dELiA*s Evaluation Material disclosed by dELiA*s shall be and shall remain the property of dELiA*s. Upon dELiA*s’ request, Company shall promptly return or destroy all documents and other materials (in whatever form) punished to Company or any of the Company Representatives by dELiA*s and in the possession of Company or any of the Company Representatives. Except to the extent Company is advised in writing by counsel that such destruction is prohibited by law, Company will also destroy all written material memoranda, notes, copies, excerpts and other writings or recordings whatsoever which constitute dELiA*s Evaluation Material and are in Company’s possession or the possession of any of the Company Representatives. Any dELiA*s Evaluation Material that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

     8.     Without dELiA*s’ prior written consent, Company will not, for a period of one year from the date of this Agreement, directly or indirectly, hire or solicit for employment any person who is at that time employed as a manager, director, officer or executive officer of dELiA*s or any of its subsidiaries or who was so employed by dELiA*s or any of its subsidiaries at any time during the 12 months prior thereto, nor will Company, during such period, directly or indirectly, encourage or induce any employee of dELiA*s or any of its subsidiaries to terminate his or her employment with dELiA*s or any such subsidiary; provided, however, that Company shall not be prohibited from (i) employing any such person who initiates contact with Company without any direct or indirect solicitation by Company or (ii) using general advertisements to seek employees.

     9.     Without Company’s prior written consent, dELiA*s will not, for a period of one year from the date of this Agreement, directly or indirectly, hire or solicit for employment any person who is introduced to dELiA*s in connection with Company’s consideration of a transaction contemplated herein, nor will dELiA*s, during such period, directly or indirectly, encourage or induce any such employee of Company or any of its subsidiaries to terminate his or her employment with Company or any such subsidiary; provided, however, that dELiA*s shall not be prohibited from (i) employing any such person who initiates contact with dELiA*s without any direct or indirect solicitation by dELiA*s or (ii) using general advertisements to seek employees. Notwithstanding the foregoing, it is expressly agreed that this paragraph 9 shall solely apply to dELiA*s and not to any successors or assigns. In the event any transaction occurs as contemplated herein with any party other than Company, this paragraph 9 shall be null and void and of no further force and effect.

     10.     In consideration of the dELiA*s Evaluation Material being furnished to Company, Company hereby further agrees that, without the prior written consent of the Board of Directors of dELiA*s, for a period of eighteen months from the date of this Agreement, Company will not and will cause each of its directors, officers and affiliates (regardless of whether such person or entity is an affiliate on the date hereof) not to, acting alone or as part of a group, (a) acquire, offer to acquire, make any proposal to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any equity securities or direct or indirect rights or options to acquire any equity securities of dELiA*s or any of its subsidiaries, (b) propose to enter into any merger business combination or other transaction involving dELiA*s or any of its subsidiaries or purchase a material portion of the assets of dELiA*s or any of its subsidiaries, (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of, any equity securities of dELiA*s or any of its subsidiaries, (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any equity securities of dELiA*s or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of dELiA*s or any of its subsidiaries, (f) disclose any intention, plant or arrangement inconsistent with the foregoing or (g) take any action that might require dELiA*s or any of its subsidiaries to make a public announcement regarding the possibility of a merger, business combination, asset sale or other transaction.

     11.     dELiA*s agrees that if it has entered into any agreement with a third party that is still in effect (or amends an existing agreement) or enters into any new agreement with a third party, in either case, regarding a business combination or transaction similar to the proposed transaction contemplated hereby containing standstill provisions with terns that are less restrictive on such third party than the standstill provisions set forth herein on the Company, dELiA*s will promptly offer to amend the provisions of the preceding paragraph to reflect such less restrictive provisions.

     12.     Company hereby acknowledges that it is aware, and that it will advise its directors, officers and employees, that the federal and state securities laws prohibit any person who has material, non-public information about a disclosing party from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

     13.     The parties hereto agree that unless and until a definitive agreement regarding a transaction involving them has been executed, neither of them will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement, except for matters specifically agreed to herein. The parties hereto further acknowledge and agree that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or the other party’s representatives with regard to a transaction involving the parties hereto, and the parties hereto agree that either party may terminate discussions and negotiations with the other at any time.

     14.     Company hereby acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach by it or any of the Company Representatives of this Agreement and that dELiA*s shall be entitled. to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, and Company further agrees to waive any requirement for the security or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach or threatened breach of this Agreement but shall be in addition to all other remedies available at law or equity.

     15.     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. Company’s obligations under this Agreement shall expire three years from the date hereof, except as otherwise expressly stated above.

     16.     This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

dELiA*s Corp.		Alloy, Inc.

By:	/s/	By:	/s/

	Name: Edward D. Taffet Title: General Counsel		Name: Gina DiGioia Title: VP/General Counsel

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